EXHIBIT 99.1

Hartville Group Applies for Listing on the American Stock Exchange

Wednesday December 3, 6:55 am ET

NORTH CANTON, Ohio—(BUSINESS WIRE)—Dec. 3, 2003—Hartville Group, Inc. (OTCBB:HTVL—News), one of the leading pet health insurance companies in the United States, announced today that it has filed its application for listing on the American Stock Exchange.

Mr. Russell Smith III, Chairman and Chief Executive Officer of Hartville Group, Inc., commented, “We feel that listing on the AMEX will give our company a higher profile in the investment community. Given the company’s growth rate, we feel our shareholders interests are best served by upgrading our listing. Given the fact that we meet all four listing requirements, we expect to be on the AMEX within thirty days.”

Hartville Group, Inc. is a holding company specializing in niche insurance product lines with limited competition due to specialization, which affords sizeable underwriting returns in insurance lines such as pet health insurance, equine, farm/ranch and animal mortality. The Company, through its pet insurance marketing subsidiary and provider of the Petshealth Care Plans, is one of the leading pet health insurance companies in the United States.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the forward looking matters discussed in this news release are subject to certain risks and uncertainties including, but not limited to, the Company’s liquidity and the ability to obtain financing, the timing of regulatory approvals, as well as other risks indicated from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s Form 10-QSB filed on November 13, 2003, and any subsequent amendments. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

For more information on the Company’s Petshealth Care Plans for pets, call 1-800-807-6724 or visit www.petshealthplan.com. The site provides educational topics, money saving tips and links to other informative pet web sites. For more information on the Company, visit our corporate web site: www.hartvillegroup.com

Contact:

Hartville Group, Inc.

Russell Smith III, 330-305-1352, ext. 220

or

Investor Relations:

Summit Financial Partners, LLC

Anthony D. Altavilla, 317-218-0204

Source: Hartville Group, Inc.